UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Act of 1934

Date of Report (Date of earliest event reported): May 12, 2006 (May 11, 2006)

FEDERATED INVESTORS, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-14818	25-1111467
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Federated Investors Tower

Pittsburgh, Pennsylvania 15222-3779

(Address of principal executive offices, including zip code)

(412) 288-1900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 11, 2006, Federated Investors, Inc., (Federated) reached a definitive agreement with HBSS Acquisition Corporation, MDTA LLC (MDTA), Value Asset Management, LLC and the equity interest shareholders of MDTA to acquire the business operations of MDT Advisers (MDT) a division of MDTA, a registered investment advisor. MDT is an advisor to approximately $7.1 billion (as of May 10, 2006) in separately managed account portfolios, institutional accounts and mutual funds. The transaction is subject to regulatory approval. The anticipated reorganization of the MDT Mutual Funds into the Federated fund family will require approval of the MDTA Mutual Fund Board, the MDT mutual fund shareholders and the Federated Mutual Fund Board of Directors/Trustees. In addition, MDT will obtain consent from its separate account clients to continue to permit MDT to manage their assets after the closing. Subject to the receipt of all such approvals and consents, the transaction is expected to close in July 2006 at which time Federated would acquire approximately 90 percent of the outstanding equity interests of MDTA with a right to acquire the remaining 10 percent by June 30, 2007. The transaction includes initial purchase payments of approximately $110 million, the majority of which will be paid at closing, and a series of contingent payments totaling as much as $130 million over the next three years based on growth. Both Federated and MDT have made customary representations, warranties and covenants in the agreement. Attached herewith as Exhibit 99.1 is a press release issued by Federated with additional details concerning this transaction.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits:

Exhibit 99.1 – Press release issued by Federated Investors, Inc. dated May 12, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERATED INVESTORS, INC.
(REGISTRANT)

Dated: May 12, 2006	By:	/s/ Thomas R. Donahue
Thomas R. Donahue
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release issued by Federated Investors, Inc. dated May 12, 2006